United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Synthesis Energy Systems, Inc.
(Name of Issuer)
Common Stock, par value $.01 per share
(Title of Class of Securities)
871628103
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed ” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	871628103

1	NAMES OF REPORTING PERSONS Equity Trust (Jersey) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	871628103

1	NAMES OF REPORTING PERSONS Derard Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103

1	NAMES OF REPORTING PERSONS C.N. Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103

1	NAMES OF REPORTING PERSONS EQ Nominees (Jersey) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Item 1
1(a) Name of Issuer: Synthesis Energy Systems, Inc.
1(b) Address of Issuer’s Principal Executive Offices:
       6330 West Loop South, Ste. 300, Houston, Texas 77401
Item 2
2(a) Names of Persons Filing:
1.       Equity Trust (Jersey) Limited (“Equity Trust”)
2.       Derard Limited (“Derard”)
3.       C.N. Limited (“C.N. Limited”)
4.       EQ Nominees (Jersey) Limited (“EQ Nominees”)
2(b) Address of Principal Business Office or, if none, Residence:
The address of the principal business office of Equity Trust, C.N. Limited and EQ Nominees is:
      28-30 The Parade, St Helier, Jersey JE1 1EQ, Channel Islands

The address of the principal business office for Derard is:
      Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands
2(c) Citizenship: See Row 4 on Pages 2-5
2(d) Title of Class of Securities Common Stock, par value $.01 per share
2(e) CUSIP Number 871628103
Item 3
If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
a. ☐ Broker or Dealer registered under Section 15 of the Act.
b. ☐ Bank as defined in Section 3(a)(6) of the Act.
c. ☐ Insurance company as defined in Section 3(a)(19) of the Act.
d. ☐ Investment company registered under section 8 of the Investment Company Act of 1940.
e. ☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
f. ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

g. ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
h. ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i. ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
        Investment Company Act of 1940;

j. ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 0
(b) Percent of class: 0%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote 0
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 0
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
N/A
Item 8. Identification and Classification of Members of the Group
N/A
Item 9. Notice of Dissolution of Group
See Exhibit 2

Item 10. Certification
N/A

SIGNATURES
     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Equity Trust (Jersey) Limited

Date: February 6, 2009	By:	/s/ Paul Weir

	Name:	Paul Weir
	Title:	Signatory Authority

Derard Limited

Date: February 6, 2009	By:	/s/ Paul Weir

	Name:	Paul Weir
	Title:	Signatory Authority

C.N. Limited

Date: February 6, 2009	By:	/s/ Paul Weir

	Name:	Paul Weir
	Title:	Signatory Authority

EQ Nominees (Jersey) Limited

Date: February 6, 2009	By:	/s/ Paul Weir

	Name:	Paul Weir
	Title:	Signatory Authority

EXHIBIT INDEX
Exhibit 2:       Notice of Dissolution of a Group.

Exhibit 2
Notice of Dissolution of a Group
     On February 14, 2008, Equity Trust (Jersey) Limited, Derard Limited, C.N. Limited and EQ Nominees (Jersey) Limited (collectively, the “Reporting Persons”) jointly filed with Collison Limited, Hilamar Limited and Karinga Limited (collectively, the “Other Filers” and together with the Reporting Persons, the “Prior Group”) a Schedule 13G with respect to the common stock, par value $.01 per share, of Synthesis Energy Systems, Inc. (“Previous Filing”). Notice is hereby given that as of September 10, 2008, the Reporting Persons are no longer members of the Prior Group. Therefore, all further filings, if any, required to be made by any of the Other Filers with respect to the security reported on the Previous Filing, will be made separately from all such filings required, if any, by any of the Reporting Persons. Furthermore, all further filings, if any, will be made by members of the Prior Group in their individual capacity.